MDU Resources Announces Third Quarter 2025 Results; Narrows Guidance

•Income from continuing operations up $2.8 million
•Pipeline segment earnings up 11.3%
•Utility customer growth rate at 1.5%
•Earnings guidance for 2025 narrowed: $0.90 to $0.95 per share

BISMARCK, N.D. – November 6, 2025 – MDU Resources Group, Inc. (NYSE: MDU) today announced third quarter financial results for 2025, with robust performance in the company’s pipeline segment and execution of significant regulatory activity in its regulated utility segments, tempered by higher operations and maintenance expense.

“We continue to execute on our long-term strategy as a regulated energy delivery company, with results that demonstrate the strength of our diversified utility and pipeline portfolio,” said Nicole A. Kivisto, president and CEO of MDU Resources. “Income from continuing operations is up, driven by customer growth projects and rate recovery across multiple jurisdictions, partially offset by increased payroll and outage-related costs.”

The following summarizes the company's results for the three and nine months ended September 30, for 2024 and 2025:

	Three Months Ended Sept. 30:		Nine Months Ended Sept. 30:
	2025	2024	2025	2024
	(In millions, except per share amounts)
Net income	$18.4	$64.6	$114.1	$225.9
Earnings per share, diluted	$.09	$.32	$.56	$1.11
Income from continuing operations	$18.4	$15.6	$115.0	$110.6
Earnings per share from continuing operations, diluted	$.09	$.08	$.56	$.54
On Oct. 31, 2024, MDU Resources successfully completed the spinoff of Everus, which became an independent, publicly-traded company. Prior period results have been restated to reflect the spinoff. Everus' historical results of operations and certain costs associated with the spinoff are reported as discontinued operations.

Kivisto added, “Our teams continue to advance key projects such as the Line Section 32 Expansion Project, our ownership interest in Badger Wind and rate case proceedings that we believe position MDU Resources for consistent, long-term value creation. We remain focused on disciplined execution and delivering safe and reliable energy to the communities we serve.”

Electric Utility Segment
Electric earnings declined moderately due to higher operation and maintenance expense

•Advanced Determination of Prudence (ADP) and Certificate of Public Convenience and Necessity (CPCN) granted for the Badger Wind Farm investment
•Operation and maintenance expense increased due to higher payroll-related costs as well as from outage-related costs

The electric utility segment reported third quarter 2025 net income of $21.5 million, down $2.8 million from third quarter the prior year. Results were driven by higher operation and maintenance expense, particularly related to increased payroll-related costs as well as outages at Coyote and Wygen 3 generating stations. Residential and commercial retail sales volumes declined, mainly due to cooler summer temperatures, partially offset by increased industrial retail sales volumes, resulting in a slight overall decline of 1.6% in retail sales volumes. In September, the North Dakota Public Service Commission approved the ADP and CPCN for MDU’s planned acquisition of a 49% ownership interest in Badger Wind Farm. Additionally, the company remains active in regulatory proceedings in multiple states.

Electric Utility Segment Regulatory Update:
•Montana: Filed a general rate case on Sept. 30, 2025, requesting an increase of $14.1 million annually that includes recovery for Montana's share of MDU's investment in Badger Wind Farm. Interim rates were requested to be effective Jan. 1, 2026, and the Montana Public Service Commission has up to nine months to issue its decision. The filing includes a request for a Systems Management Cost Adjustment mechanism for cost recovery of transmission and wildfire related costs.
•Wyoming: Filed a general rate case on June 30, 2025, with rates expected to become effective May 1, 2026, seeking $7.5 million annually. The filing includes a request for a Reliability and Safety Infrastructure Rider.
•North Dakota and South Dakota: Recently, the company filed for recovery of MDU's investment in Badger Wind Farm through its renewable resource cost adjustment annual update in North Dakota and its infrastructure rider annual update in South Dakota.

Natural Gas Distribution Segment
Higher operation and maintenance expense led to a moderate year-over-year decline, partially offset by rate relief

•Increased operation and maintenance expense largely due to higher payroll-related expenses
•Increased depreciation primarily due to capital projects placed in service
•Rate relief in Washington, Montana and Wyoming
•Natural gas retail customer count increased 1.6% year-over-year

The natural gas distribution segment reported a third quarter seasonal loss of $18.2 million, compared to a $17.5 million loss in the same period last year, reflecting higher operation and maintenance and depreciation expenses. These increased expenses were partially offset by rate relief in Washington, Montana and Wyoming.

Natural Gas Distribution Segment Regulatory Update:
•Idaho: A general rate case settlement agreement was filed on Oct. 20, 2025, for an annual increase of $13.0 million. The hearing is scheduled for Nov. 18-19, 2025, with rates expected to be effective Jan. 1, 2026.
•Montana: A general rate case settlement was approved by the Montana Public Service Commission on Oct. 7, 2025, finalizing a $7.3 million annual increase, and rates effective Nov. 1, 2025.
•Oregon: Plan to file a general rate case before the end of 2025

•Washington: Implemented the multi-year rate plan approved on Feb. 24, 2025, with a year one annual increase of $29.8 million, effective March 5, 2025, and an annual increase of $10.8 million in year two, effective March 1, 2026. On June 1, 2025, a revision to rates was effective, reducing year one revenue by $3.7 million related to forecasted capital projects that were not placed in service.
•Wyoming: A general rate case settlement agreement was approved for an annual increase of $2.1 million, effective Aug. 1, 2025. Additionally, on Aug. 15, 2025, filed for a mechanism to recover pipeline replacement costs.

Pipeline Segment
Expansion projects and transportation volumes drive earnings, partially offset by higher operations and maintenance expense

•Earnings up 11.3% year-over-year
•Revenue increased 11.5%
•Continued strong customer demand for short-term firm transportation contracts
•Increased operation and maintenance expense

The pipeline segment delivered another strong quarter with net income of $16.8 million in third quarter 2025, compared to $15.1 million in third quarter 2024. Key drivers included revenue from growth projects, including the Wahpeton Expansion Project, and customer demand for short-term firm transportation contracts. Increased operation and maintenance expense, mainly from higher payroll-related expenses, along with increased property taxes and depreciation, partially offset the earnings increase. The company continues to evaluate additional expansion opportunities aligned with customer and market needs.

Pipeline Segment Strategic Projects Updates:
•Minot Expansion Project: The project was placed in service this month and increases natural gas transportation capacity by 7 million cubic feet per day.
•Line Section 32 Expansion Project: This project will serve gas to a new electric generation facility in northwest North Dakota. The company continues to make progress on required surveys and anticipates filing its FERC application in the first quarter of 2026. Construction is targeted to be complete in late 2028.
•Potential Bakken East Pipeline Project: The company is actively marketing the proposed pipeline project from the Bakken region in western North Dakota to eastern North Dakota. In August 2025, the North Dakota Industrial Commission selected the project for firm capacity commitments of up to $50 million annually for ten years.
•Potential Minot Industrial Pipeline Project: The company has signed an agreement to support the early-stage development for construction of an approximately 90-mile pipeline from Tioga, North Dakota to Minot, North Dakota and ancillary facilities. The project would provide incremental natural gas transportation capacity for anticipated industrial demand.

Guidance
MDU Resources is narrowing its earnings guidance to a range of $0.90 to $0.95 per share, from the previous range of $0.88 to $0.95, reflecting performance through the third quarter, and based on the following assumptions:

•Normal weather, economic and operating conditions in the fourth quarter
•Continued growth in utility customers at 1%–2% annually
•Successful execution of approved capital investment and rate recovery plans

The company's long-term EPS guidance remains unchanged with an expected growth rate of 6%-8%.

Conference Call
MDU Resources will webcast its third quarter 2025 earnings today at 2 p.m. ET. The webcast can be accessed at www.mdu.com under the "Investors" heading. Select "Events & Presentations," and click on "Q3 2025 Earnings Conference Call." After the webcast, a replay will be available at the same location.

About MDU Resources Group Inc.
MDU Resources Group Inc., a member of the S&P SmallCap 600 index, strives to provide safe, reliable, affordable and environmentally responsible electric utility and natural gas distribution services to more than 1.2 million customers across the Pacific Northwest and Midwest. In addition to its utility operations, the company’s pipeline business operates a more than 3,800-mile natural gas pipeline network and storage system, working to provide reliable energy delivery across the Northern Plains. With a legacy spanning over a century, MDU Resources remains focused on energizing lives for a better tomorrow. For more information about MDU Resources, visit www.mdu.com or contact the investor relations department at investor@mduresources.com.

Investor Contact: Brent Miller, treasurer, 701-530-1730
Media Contact: Byron Pfordte, director of integrated communications, 208-377-6050

Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the federal securities laws. Other than statements of historical facts, all statements which address activities, events or developments that the company anticipates will or may occur in the future are based on underlying assumptions (many of which are based, in turn, upon further assumptions), including but not limited to, statements identified by the words “anticipates,” “estimates,” “expects,” “intends,” “plans,” and “predicts,” in each case related to such things as growth estimates, stockholder value creation, the company's "CORE" strategy, capital expenditures, financial guidance, trends, objectives, goals, dividend payout ratio targets, strategies and other such matters, are forward-looking statements. These forward-looking statements are based on many assumptions and factors, which are detailed in the company's filings with the U.S. Securities and Exchange Commission.

While made in good faith, these forward-looking statements are based largely on the company's expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond the company's control. For additional discussion regarding risks and uncertainties that may affect forward-looking statements, see “Risk Factors” disclosed in the company's most recent Annual Report on Form 10-K, and subsequent filings. Any changes in such assumptions or factors could produce significantly different results. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Except as required by applicable law, the company undertakes no obligation to update the forward-looking statements, whether as a result of new information, future events or otherwise.

Consolidated Statements of Income
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
	(In millions, except per share amounts)
	(Unaudited)
Operating revenues	$315.1	$289.6	$1,341.1	$1,222.5
Operating expenses:
Purchased natural gas sold	58.5	53.4	471.7	406.5
Electric fuel and purchased power	41.2	32.5	119.8	109.0
Operation and maintenance	101.8	101.2	325.7	308.9
Depreciation and amortization	52.1	49.9	155.2	149.3
Taxes, other than income	21.7	17.8	85.7	77.7
Total operating expenses	275.3	254.8	1,158.1	1,051.4
Operating income	39.8	34.8	183.0	171.1
Other income	7.3	9.0	22.2	31.2
Interest expense	26.4	27.3	78.6	80.3
Income before income taxes	20.7	16.5	126.6	122.0
Income tax expense	2.3	.9	11.6	11.4
Income from continuing operations	18.4	15.6	115.0	110.6
Discontinued operations, net of tax	—	49.0	(.9)	115.3
Net income	$18.4	$64.6	$114.1	$225.9

Earnings per share – basic:
Income from continuing operations	$.09	$.08	$.56	$.54
Discontinued operations, net of tax	—	.24	—	.57
Earnings per share – basic	$.09	$.32	$.56	$1.11
Earnings per share – diluted:
Income from continuing operations	$.09	$.08	$.56	$.54
Discontinued operations, net of tax	—	.24	—	.57
Earnings per share – diluted	$.09	$.32	$.56	$1.11
Weighted average common shares outstanding – basic	204.3	203.9	204.3	203.9
Weighted average common shares outstanding – diluted	205.3	204.7	205.2	204.5

Selected Cash Flows Information[1]
	Nine Months Ended
	September 30,
	2025	2024
	(In millions)
Net cash provided by operating activities	$392.8	$441.8
Net cash used in investing activities	(359.8)	(392.5)
Net cash used in financing activities	(24.0)	(22.3)
Increase in cash and cash equivalents	9.0	27.0
Cash, cash equivalents and restricted cash - beginning of year	66.9	77.0
Cash, cash equivalents and restricted cash - end of period	$75.9	$104.0
[1] Includes cash flows from discontinued operations.

Capital Expenditures
Business Line	2025 Estimated
(In millions)
Electric	$174
Natural gas distribution	294
Pipeline	63
Total capital expenditures[1]	$531

[1] Excludes Other category.
Note: Total capital expenditures is presented on a net basis.

The capital program is subject to continued review and modification by the company. Actual expenditures may vary from the estimates due to timing in the completion of Badger Wind Farm and other factors.

Electric	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2025	2024	Variance	2025	2024	Variance
	(In millions)
Operating revenues[1,2]	$117.8	$108.5	8.6%	$328.3	$315.5	4.1%
Operating expenses:
Electric fuel and purchased power[1]	41.2	32.5	26.8%	119.8	109.0	9.9%
Operation and maintenance	26.1	23.4	11.5%	84.6	70.1	20.7%
Depreciation and amortization	17.4	16.9	3.0%	52.0	49.7	4.6%
Taxes, other than income	4.7	3.6	30.6%	14.2	13.2	7.6%
Total operating expenses	89.4	76.4	17.0%	270.6	242.0	11.8%
Operating income	28.4	32.1	(11.5)%	57.7	73.5	(21.5)%
Other income	2.0	1.4	42.9%	5.7	5.5	3.6%
Interest expense	7.6	7.6	—%	23.1	22.4	3.1%
Income before income taxes	22.8	25.9	(12.0)%	40.3	56.6	(28.8)%
Income tax (benefit) expense[2]	1.3	1.6	(18.8)%	(6.6)	(1.1)	500.0%
Net income	$21.5	$24.3	(11.5)%	$46.9	$57.7	(18.7)%

Operating Statistics	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Revenues (millions)[1,2]
Retail sales:
Residential	$35.7	$36.7	$102.2	$106.8
Commercial	50.7	44.7	137.1	125.7
Industrial	9.5	9.5	27.4	32.4
Other	2.0	2.0	5.5	6.0
	97.9	92.9	272.2	270.9
Other	19.9	15.6	56.1	44.6
	$117.8	$108.5	$328.3	$315.5
Volumes (million kWh)
Retail sales:
Residential	297.8	300.4	904.3	868.5
Commercial	707.9	725.5	2,104.5	1,762.9
Industrial	121.1	119.1	357.8	394.7
Other	21.2	21.7	61.5	61.0
	1,148.0	1,166.7	3,428.1	3,087.1
Average cost of electric fuel and purchased power per kWh	$.027	$.020	$.026	$.026
The previous tables reflect items that are passed through to customers resulting in minimal impact to earnings. These items include:
[1] Electric fuel and purchased power costs, which impact both operating revenues and electric fuel and purchased power expense.
[2] Production tax credits, which impact income tax (benefit) expense and operating revenues.

The electric business reported net income of $21.5 million in the third quarter of 2025, compared to $24.3 million for the same period in 2024. This decrease was largely the result of higher operation and maintenance expense, primarily due to increased payroll-related costs and higher contract services related to electric generation station outage-related costs. Higher depreciation expense, primarily associated with capital projects placed in service, further drove the decrease. The decrease in net income was partially offset by higher retail sales revenue.

Natural Gas Distribution	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2025	2024	Variance	2025	2024	Variance
	(In millions)
Operating revenues[1,2,3]	$144.3	$133.6	8.0%	$890.5	$794.6	12.1%
Operating expenses:
Purchased natural gas sold[1]	62.7	57.3	9.4%	519.0	449.5	15.5%
Operation and maintenance[2]	56.7	54.8	3.5%	180.8	169.2	6.9%
Depreciation and amortization	26.6	25.0	6.4%	79.2	76.1	4.1%
Taxes, other than income[3]	13.3	11.2	18.8%	60.9	55.1	10.5%
Total operating expenses	159.3	148.3	7.4%	839.9	749.9	12.0%
Operating income (loss)	(15.0)	(14.7)	2.0%	50.6	44.7	13.2%
Other income	3.9	6.0	(35.0)%	12.3	19.5	(36.9)%
Interest expense	14.7	15.9	(7.5)%	43.3	46.9	(7.7)%
Income (loss) before income taxes	(25.8)	(24.6)	4.9%	19.6	17.3	13.3%
Income tax (benefit) expense	(7.6)	(7.1)	7.0%	.5	(.3)	(266.7)%
Net income (loss)	$(18.2)	$(17.5)	4.0%	$19.1	$17.6	8.5%

Operating Statistics	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Revenues (millions)[1,2,3]
Retail Sales:
Residential	$67.5	$62.6	$465.2	$434.7
Commercial	43.7	38.5	296.7	265.1
Industrial	8.0	6.9	33.1	30.8
	119.2	108.0	795.0	730.6
Transportation and other	25.1	25.6	95.5	64.0
	$144.3	$133.6	$890.5	$794.6
Volumes (MMdk)
Retail sales:
Residential	3.9	3.7	44.2	43.4
Commercial	4.7	3.6	33.6	30.8
Industrial	.9	1.0	3.6	4.0
	9.5	8.3	81.4	78.2
Transportation sales:
Commercial	.3	.3	1.4	1.3
Industrial	42.6	45.1	129.1	141.6
	42.9	45.4	130.5	142.9
Total throughput	52.4	53.7	211.9	221.1
Average cost of natural gas per dk	$6.59	$6.91	$6.38	$5.75
The previous tables reflect items that are passed through to customers resulting in minimal impact to earnings. These items include:
[1] Natural gas costs, which impact operating revenues and purchased natural gas sold.
[2] Conservation, which impacts operating revenues and operation and maintenance expense.
[3] Revenue-based taxes that impact both operating revenues and taxes, other than income.

The natural gas distribution business reported a seasonal loss of $18.2 million in the third quarter of 2025, compared to a loss of $17.5 million for the same period in 2024. The increased seasonal loss was largely the result of higher operation and maintenance expense, primarily due to higher payroll-related costs, and decreased interest income associated with lower purchased gas cost deferral balances. Higher depreciation expense, primarily associated with capital projects placed in service, further drove the loss. The seasonal loss was partially offset by higher retail sales revenue due to rate relief in Washington, Montana, and Wyoming, as well as lower interest expense.

Pipeline	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2025	2024	Variance	2025	2024	Variance
	(In millions)
Operating revenues	$57.4	$51.5	11.5%	$170.4	$155.8	9.4%
Operating expenses:
Operation and maintenance	21.0	19.0	10.5%	62.7	56.8	10.4%
Depreciation and amortization	8.1	7.4	9.5%	24.0	21.8	10.1%
Taxes, other than income	3.7	3.0	23.3%	10.6	9.1	16.5%
Total operating expenses	32.8	29.4	11.6%	97.3	87.7	10.9%
Operating income	24.6	22.1	11.3%	73.1	68.1	7.3%
Other income	1.0	1.3	(23.1)%	3.1	5.3	(41.5)%
Interest expense	4.1	3.6	13.9%	12.6	11.4	10.5%
Income before income taxes	21.5	19.8	8.6%	63.6	62.0	2.6%
Income tax expense	4.7	4.7	—%	14.2	14.5	(2.1)%
Net income	$16.8	$15.1	11.3%	$49.4	$47.5	4.0%

Operating Statistics	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Transportation volumes (MMdk)	160.3	155.1	455.2	463.5
Customer natural gas storage balance (MMdk):
Beginning of period	34.6	41.4	44.1	37.7
Net injection	13.6	13.2	4.1	16.9
End of period	48.2	54.6	48.2	54.6

The pipeline business reported net income of $16.8 million in the third quarter of 2025, compared to $15.1 million for the same period in 2024. The earnings increase was driven by higher transportation revenue due to growth projects placed in service in late 2024 and customer demand for short-term natural gas transportation contracts. The increase was offset in part by higher operation and maintenance expense primarily attributable to payroll-related costs. The business also incurred higher property tax accruals in Montana and higher depreciation expense due to growth projects placed in service.

Other
	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2025	2024	Variance	2025	2024	Variance
	(In millions)
Operating revenues	$.3	$—	100.0%	$.6	$.1	500.0%
Operating expenses:
Operation and maintenance	(1.5)	4.1	(136.6)%	(1.0)	13.3	(107.5)%
Depreciation and amortization	—	.6	(100.0)%	—	1.7	(100.0)%
Taxes, other than income	—	—	—%	—	.3	(100.0)%
Total operating expenses	(1.5)	4.7	(131.9)%	(1.0)	15.3	(106.5)%
Operating income (loss)	1.8	(4.7)	138.3%	1.6	(15.2)	(110.5)%
Other income	2.0	4.2	(52.4)%	5.0	13.8	(63.8)%
Interest expense	1.6	4.1	(61.0)%	3.5	12.5	(72.0)%
Income (loss) before income taxes	2.2	(4.6)	(147.8)%	3.1	(13.9)	(122.3)%
Income tax (benefit) expense	3.9	1.7	129.4%	3.5	(1.7)	(305.9)%
Loss from continuing operations	(1.7)	(6.3)	(73.0)%	(0.4)	(12.2)	(96.7)%
Discontinued operations, net of tax	—	49.0	(100.0)%	(.9)	115.3	(100.8)%
Net income (loss)	$(1.7)	$42.7	(104.0)%	$(1.3)	$103.1	(101.3)%
On Oct. 31, 2024, the company completed the separation of Everus, its former construction services business, into a new independent publicly-traded company. As a result of the separation, the historical results of operations for Everus are shown in discontinued operations, net of tax, except for allocated general corporate overhead costs of the company which did not meet the criteria for discontinued operations. Also included in discontinued operations are strategic initiative costs associated with the separation of Everus.
For the third quarter of 2025 Other reported a net loss of $1.7 million compared to net income of $42.7 million for the same period in 2024. The earnings decrease was primarily due to the absence of income from discontinued operations in 2025 and income tax adjustments related to the company's annualized estimated tax rate. Partially offsetting the decrease was lower operation and maintenance expense, primarily a result of corporate overhead costs classified as continuing operations allocated to Everus in 2024, which are not included in Other in 2025, and lower insurance claims experience at the captive insurer.

Also included in Other is general and administrative costs and interest expense previously allocated to the exploration and production and refining businesses that did not meet the criteria for discontinued operations.

Other Financial Data
September 30, 2025
(In millions, except per share amounts)
(Unaudited)
Book value per common share	$13.33
Market price per common share	$17.81
Market value as a percent of book value	133.6%
Total assets	$7,186
Total equity	$2,723
Total debt	$2,353
Capitalization ratios:
Total equity	53.6%
Total debt	46.4%
100.0%